Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-129108) of our report dated January 12, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 18), relating to the consolidated financial statements of Thomas Weisel Partners Group LLC and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California

January 12, 2006